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                                                                      Exhibit 12

                                   Belo Corp.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                                                               Six months ended
                                                          Year Ended December 31,                                  June 30,
                                     ---------------------------------------------------------------------   ---------------------
                                      1998           1999          2000            2001          2002          2002          2003
                                      ----           ----          ----            ----          ----          ----          ----
Earnings:
   Earnings before income taxes
         and the cumulative effect
         of accounting changes       $130,460       $276,453      $266,834       $ 21,763      $213,454      $ 93,761     $ 89,726
   Add:  Total fixed charges          112,082        115,835       137,747        115,838       108,054        57,162       49,275
   Less:  Interest capitalized          1,680          2,552         2,398            489           573           428          336
                                     --------       --------      --------       --------      --------      --------     --------
               Adjusted earnings     $240,862       $389,736      $402,183       $137,112      $320,935      $150,495     $138,665
                                     ========       ========      ========       ========      ========      ========     ========


Fixed Charges:
   Interest                          $109,318       $113,322      $135,150       $113,145      $105,359      $ 55,836     $ 47,719
   Portion of rental expense
         representative of the
         interest factor (1)            2,764          2,513         2,597          2,693         2,695         1,326        1,556
                                     --------       --------      --------       --------      --------      --------     --------
               Total fixed charges   $112,082       $115,835      $137,747       $115,838      $108,054      $ 57,162     $ 49,275
                                     ========       ========      ========       ========      ========      ========     ========
Ratio of Earnings to Fixed Charges       2.15   x       3.36  x       2.92   x       1.18  x       2.97  x       2.63 x       2.81
                                     ========       ========      ========       ========      ========      ========     ========


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(1)   For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.